Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection Receives $52.8 Million Order for 48 Buffalo Vehicles

— Demand Continues For Route Clearance Workhorse —

Ladson, SC (September 28, 2009) — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced that it has received a modification to contract W56HZV-08-C-0028 from the United States Army Tank- Automotive and Armaments Command (TACOM) ordering 48 Buffalo Mine Protected Clearance Vehicles (MPCV), with a value of approximately $52.8 million.

This contract modification is subject to definitization.  Work will be performed in Ladson, SC and is expected to be completed prior to September 2010.  The Company noted that it continues to expect additional orders under this program and to make total deliveries of over 100 Buffalos during fiscal 2010.  The company is producing the vehicles under Low Rate Initial Production and moving toward a full material release.

Michael Moody, Chief Executive Officer of Force Protection, commented, “Buffalo continues to be one of the most sought after vehicles on the battlefield and is critically important to route clearance operations in Afghanistan.  We are pleased to receive this new delivery order and to anticipate continued demand and incremental orders.  We are well positioned to serve the substantial and ongoing need for additional Buffalos for the United States Army and other customers.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Force Protection, Inc. Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about its beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

statements include, among other things: the growth and demand for Force Protection’s vehicles, including the Buffalo vehicle and related deliveries of the Buffalo vehicle; the rate at which the Company will be able to produce these vehicles; its expected work completion dates for the vehicles and the Company’s ability to meet current and future contract requirements; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain and complete new orders for its vehicles and products; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies; and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended June 30, 2009.